UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 1, 2024
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC
8.00% Notes due 2028	NEWTI	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2024, the Board of Directors of NewtekOne, Inc. (“NewtekOne” or the “Company”) appointed Frank M. DeMaria as the Company’s Executive Vice President, Chief Accounting Officer, to be effective as of March 29, 2024. The Company’s former Chief Accounting Officer, Nicholas Leger, has been transitioned to the role of Senior Vice President, Treasurer of the Company and its bank subsidiary Newtek Bank, N.A., effective March 29, 2024.

Mr. DeMaria, age 35, joined the Company in May 2023, and had served as the Company’s and Newtek Bank’s Senior Vice President of Finance and Accounting. Prior to joining the Company, Mr. DeMaria served as Senior Vice President and Controller of Flagstar Bank, N.A. In addition, Mr. DeMaria previously served as Senior Vice President, Chief Accounting Officer and Principal Accounting Officer of Amalgamated Financial Corp. from July 2021 to October 2022. Mr. DeMaria began his career with KPMG LLP, Audit Financial Services, in October 2012, holding various roles including Senior Manager from October 2019 to July 2021. Mr. DeMaria holds a Master of Business Administration for Accountants and a Bachelor of Science in Accounting from Marist College. Mr. DeMaria is a Certified Public Accountant in the state of New York. Mr. DeMaria will be reporting to the Company’s Chief Financial Officer, M. Scott Price.

Employment Agreement with Mr. DeMaria

The Company has entered into an employment agreement with Mr. DeMaria effective as of March 29, 2024 (the “Employment Agreement”), to be employed as the Company’s Executive Vice President, Chief Accounting Officer. Generally, under the Employment Agreement, Mr. DeMaria is entitled to a set annual base compensation in the amount of $360,000. In addition, Mr. DeMaria will receive a $250,000 award under the Company’s 2023 Stock Incentive Plan. Mr. DeMaria is entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and paid time off and sick leave. The Employment Agreement also provides for a severance payment in the case of Mr. DeMaria: (i) being terminated without just cause or (ii) resigning with good reason (in each case as defined in the Employment Agreement). In addition, Mr. DeMaria and the Company entered into a Change in Control Agreement which provides for a severance payment in the case of Mr. DeMaria being terminated following a change of control (as defined in the Change of Control Agreement). Under the Employment Agreement, during the term of his employment, Mr. DeMaria agrees to devote substantially all of his business time to the Company and to not engage in any business or activity contrary to the business or affairs of the Company and its subsidiaries. The Company agrees to indemnify Mr. DeMaria, to the extent permitted by the Company’s bylaws, for any and all loss, expenses, or liability that he may incur as a result of his services for the Company.

There are no family relationships between Mr. DeMaria and any officer or other director of the Company. There is no arrangement or understanding between Mr. DeMaria and any other person pursuant to which he was appointed as Chief Accounting Officer.

The foregoing description of the terms of the Employment Agreement and Change and Control Agreement is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q, and the terms of the Change of Control Agreement, which has been filed as an exhibit to the Company’s Form 10-K for the period ending December 31, 2023.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: April 1, 2024	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board